Exhibit 99.1
<PFIZER LOGO>
For Immediate Release November 29, 1999	Contact: Brian McGlynn 212-573-2051

PFIZER SAYS WARNER-LAMBERT ACTIONS REPRESENT "A DESPERATE ACT" TO DENY ITS SHAREHOLDERS SUPERIOR OFFER FROM PFIZER

PFIZER OFFERING 20% PREMIUM TO AMERICAN HOME MERGER; PFIZER/WARNER LAMBERT NOW WORTH OVER $13 BILLION MORE THAN WARNER-LAMBERT/AMERICAN HOME PRODUCTS MERGER
PFIZER SAYS NO AGREEMENTS VIOLATED

NEW YORK, Nov. 29 -- In response to Warner Lambert's counterclaim, Pfizer Inc said today that Warner-Lambert has engaged in a series of desperate defensive measures designed to deny its shareholders the opportunity to consider an offer from Pfizer that, based on today's closing prices, represents a 20% premium to Warner-Lambert shareholders over the price in the American Home Products merger, and that today's counterclaim represents still more of its entrenchment strategy.

The Pfizer/Warner-Lambert strategic combination is now valued at over $13 billion more than the Warner-Lambert/American Home Products merger.

Pfizer said that it has not violated any of its agreements with Warner-Lambert. Pfizer added that it did not misuse confidential information, and that the standstill agreement authorized Pfizer to make a proposal under the terms cited in its original complaint.

Pfizer also stated in that complaint that it expects to continue the longstanding, successful Lipitor partnership, and that Pfizer's sales, marketing and medical organizations will continue to support this important medical advance.